EXHIBIT 10.1

December 14, 2006

PERSONAL AND CONFIDENTIAL

Mr. Gary Hourihan

1409 Emerald Bay

Laguna Beach, CA 92651

Re	Employment Agreement dated as of March 6, 2000 between Korn/Ferry International and Gary C. Hourihan (“Employment Agreement”)

Dear Gary,

This letter serves to formalize the modifications to which we have agreed regarding your continuing employment relationship with the firm, including your future compensation and benefits, and the amendment of certain terms and conditions of your Employment Agreement referenced above. Unless otherwise defined in this letter agreement, all capitalized terms used in this letter agreement shall have the meanings specified in the Employment Agreement. In addition we look forward to discussing our continued relationship beyond the next two fiscal years which can be included in a separate consulting services agreement.

For the period May 1, 2006 to April 30, 2008:

•

You will continue your employment with Korn/Ferry International (“Korn/Ferry”, the “Company”, or “the firm”) as Executive Vice President of the Company and President of Leadership Development Solutions (LDS).

•	You will remain a full-time employee and your base annual salary will be increased to $400,000, payable twice monthly.

•

We further agreed that you will be granted a total of 20,000 Restricted Shares of KFY stock (the “Restricted Shares”). Of this amount, 10,440 have already been granted and are reflected in our current Proxy Statement. The balance of 9,560 Restricted Shares will be granted within 15 business days following the date (referred to herein as the “Execution Date”) on which this letter agreement has been executed and delivered by you and the Company. One-half of all Restricted Shares will vest on April 30, 2007 and the other half of the Restricted Shares, along with any other outstanding, but unvested restricted shares held by you, will vest on April 30, 2008 so long as you are continuously employed through those dates on a full-time basis.

•

For FY 2007 (May 1, 2006 through April 30, 2007) and FY08 (May 1, 2007 through April 30, 2008) your target cash bonus opportunity will be 100% of your base salary with a maximum set at 200% of your base salary.

•

2/3 of the foregoing target award will be based on Global LDS results against annual performance for FY07 and FY08 as reflected in the firm’s 3-Year Strategic Plan dated             , and as updated on an annual basis.

	FY07	FY08
Global LDS Revenue	$20M	$30M
Global LDS Contribution	$700k	$3.3M
Global LDS Contribution Margin	3.5%	11%

•	For the purpose of determining if the results have been achieved, all acquisition revenues will be excluded.

•

1/3 of the target award will be based on an appraisal of your achievements in meeting MBOs that we will mutually agree upon over the next 30 days including Leadership and Personal performance goals (which would include the performance of the company as measured by the Board approved annual financial and strategic goals, personal business origination, recruiting and retention, and mentoring your successor).

•

Notwithstanding the above, Korn/Ferry guarantees to pay you $200,000 minimum cash bonus award for FY07 and FY08. These guaranteed cash bonuses are collectively referred to as the “Guaranteed Cash Bonuses”.

•

All bonus awards (including the Guaranteed Cash Bonuses) for each fiscal year will be paid at the same time as for all other Senior Client Partners, and are contingent on your full-time active employment in good standing through the payment date (except in the case of FY2008, payment will be contingent on your full-time active employment in good standing through April 30, 2008), as well as receiving a Good or Exceptional rating on the Values scale of the Nine-Box appraisal system.

Term

Section 2 of the Employment Agreement is amended to provide that the term of your employment will automatically expire on April 30, 2008 (referred to as the “Expiration Date”). Thus, the “failure to renew” concept is removed from the Employment Agreement.

Changes to Termination Provisions

We have also agreed to the following changes to Section 6 of the Employment Agreement: (i) subparagraphs (3) of Sections 6(a) and 6(b) are deleted in their entirety; (ii) the reference in Section 6(d) to age 65 is changed to April 30, 2008 and subparagraphs (2) and (3) of Section 6(d) are deleted in their entirety; (iii) subparagraphs (2) and (3) of Section 6(e) are deleted in their entirety; (iv) subparagraphs (2) and (3) of Section 6(f) are deleted in their entirety; and (v) the reference in subparagraph (A) of the definition of “Good Reason” to “Executive Vice President, Organizational Development” is changed to “Executive Vice President of the Company and President of Leadership Development Solutions” and subparagraph (D) of the definition of “Good Reason” is deleted.

Should your employment be terminated prior to the Expiration Date (and prior to a Change in Control) by the Company without Cause or for a Performance Reason, or by you for Good Reason, then in lieu of the amounts and benefits set forth in Sections 6(d)(2) and 6(e)(2) and all other severance amounts to which you may then be entitled, you will receive in a lump sum within thirty (30) days after termination the lesser of (i) $750,000 or (ii) the aggregate amount of base salary and Guaranteed Cash Bonuses you would have received if you remained employed on a full-time continuous basis from the date of termination through the Expiration Date.

Should your employment be terminated prior to the Expiration Date and within 12 months after a Change in Control by the Company without Cause or for a Performance Reason, or by you for Good Reason, then in lieu of the amounts and benefits set forth in Section 6(f)(2) and all other severance amounts to which you may then be entitled, you will receive in a lump sum within thirty (30) days after termination the sum of $750,000.

Moreover, in lieu of the benefits provided for in subparagraphs (3) of Sections 6(a), 6(b), 6(d), 6(e) and 6(f) of the Employment Agreement, if your employment is terminated prior to the time you reach age 60 either by the Company without Cause, or by you for Good Reason, then you shall receive a payment of $200,000 (referred to herein as the “Health Benefit”) within thirty (30) days of the date of such termination to help you pay for your and your spouse’s medical, dental and vision premiums and related tax liabilities arising from such payment. Should you remain continuously employed by the Company through term of this agreement, you shall be entitled to receive the Health Benefit within 30 days of the termination date of this agreement. No other health benefits or insurance will be provided by the Company after termination of employment other than COBRA coverage which you may obtain, to the extent available, at your sole cost and expense.

The payment of all severance benefits and the Health Benefit will, of course, be contingent upon your execution of the Company’s standard form of severance and release agreement.

Should you terminate your employment, except for Good Reason, prior to the Expiration Date, the Company will be released from all of its obligations from that time forward and you shall only be entitled to receive your Accrued Compensation.

To the extent there are any inconsistencies between this letter agreement and your Employment Agreement, the provisions of this letter agreement shall govern and control. Except as otherwise expressly provided in this letter agreement, your Employment Agreement remains unmodified and in full force and effect.

Please indicate your acceptance of this letter agreement by signing and dating a copy of this letter agreement in the spaces provided below and returning such signed and dated copy to me.

Sincerely,

/s/ Gary Burnison
Gary Burnison, Chief Operating Officer

ACCEPTED AND AGREED TO:

/s/ Gary Hourihan	December 14, 2006
Gary Hourihan	Date of Signature